UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2009

Hibbett Sports, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	000-20969	20-8159608
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

451 Industrial Lane
Birmingham, Alabama  35211
(Address of principal executive offices)

(205) 942-4292
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□      Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)  On May 28, 2009, the Board of Directors (the “Board”) of Hibbett Sports, Inc. (the “Company”) adopted an amendment to its Bylaws (the “Amendment”) to include the title of Chief Executive Officer in the definition of principal executive officer and remove the title of controller from that definition.  The Amendment also makes certain changes to Director Compensation, as more fully described in Item 8.01 below.  The Bylaws of the Company, as amended, are attached hereto as Exhibit 3.2 and are incorporated by reference into this Item 5.03.

Item 5.05.  Amendment to Code of Business Ethics and Conduct.

On May 28, 2009, the Board of the Company approved an amendment to the Company’s Code of Business Conduct and Ethics (the “Code”).  The Code was amended to change the threshold for the review of related party transactions from $100,000 to $120,000, to include a designated policy for dealing with potential director conflicts of interest, to prohibit the use of corporate property or information for personal gain and to make certain administrative changes.  The Code, as amended, is attached hereto as Exhibit 14.1 and is incorporated by reference into this Item 5.05.

Item 8.01.  Other Events.

On May 28, 2009, the Board of the Company approved changes to Director Compensation, effective May 3, 2009.  The Board authorized an amendment to the Bylaws that entitles each non-employee Director to annual cash compensation of not less than $60,000, with additional annual cash compensation of not less than $35,000 for the independent Lead Director, $10,000 for the Chairperson of the Audit Committee and $10,000 for the Chairperson of the Compensation Committee.  The Bylaws also allow non-employee Directors to receive equity compensation in accordance with duly approved plans.  Per meeting fees were eliminated.

The Bylaws previously provided that the retainer for each independent Director would be not less than $18,000, plus for each Board meeting and each meeting of any committee of the Board attended by such director a fee of not less than: (i) $1,500 if the director serves as the chair of the Board or the committee of the Board or (ii) $1,000 if the director does not serve as the chair of the board or the committee of the Board.

Item 9.01.  Exhibits.

(d)  Exhibits.

Exhibit No.	Description

3.2	Bylaws of Hibbett Sports, Inc.
14.1	Code of Business Conduct and Ethics

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTS, INC.

By:	/s/ Gary A. Smith
Gary A. Smith
Vice President and Chief Financial Officer

June 1, 2009